Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 27, 2006, included in the Proxy Statement of Valentis, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Valentis, Inc.

/s/ ERNST & YOUNG LLP
Palo Alto, California
May 17, 2007